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                                                                 EXHIBIT (A)(7)


COOPER RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:   Edward McCarthy of Beacon Hill Partners, Inc.
           (212) 843-8500


FOR IMMEDIATE RELEASE


                           COOPER RIVER ANNOUNCEMENT
                           -------------------------


         GREENVILLE, SOUTH CAROLINA, September 9, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Consolidated Capital Institutional Properties, Consolidated Capital Institutional Properties/2, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties III and Consolidated Capital Properties V. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, September 18, 1998. The offers were previously scheduled to expire at 5:00 p.m. on Tuesday, September 8, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on September 8, 1998, approximately 9,768.1 interests had been tendered pursuant to the Consolidated Capital Institutional Properties offer, approximately 59,277.2 interests had been tendered pursuant to the Consolidated Capital Institutional Properties/2 offer, approximately 23,902.5 interests had been tendered pursuant to the Consolidated Capital Institutional Properties/3 offer, approximately 15,038.5 interests had been tendered pursuant to the Consolidated Capital Properties III offer and approximately 9,899 interests had been tendered pursuant to the Consolidated Capital Properties V offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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